[redacted]

The printed portions of this form, except differentiated additions, have been approved by the Colorado Real Estate Commission. (CBS1-6-21) (Mandatory 1-22)

THIS FORM HAS IMPORTANT LEGAL CONSEQUENCES AND THE PARTIES SHOULD CONSULT LEGAL AND TAX OR OTHER COUNSEL BEFORE SIGNING.

CONTRACT TO BUY AND SELL REAL ESTATE (RESIDENTIAL)

Date: ***4/29/2022***

AGREEMENT

1. AGREEMENT. Buyer agrees to buy and Seller agrees to sell the Property described below on the terms and conditions set forth in this contract (Contract).

2. PARTIES AND PROPERTY.

2.1. Buyer. ***Arrived Holdings, Inc.*** (Buyer) will take title to the Property described below as ☐ **Joint Tenants** ☐ **Tenants In Common** ☒ **Other** ***in severalty***.

2.2. No Assignability. This Contract **IS NOT** assignable by Buyer unless otherwise specified in **Additional Provisions**.

2.3. Seller. [redacted] (Seller) is the current owner of the Property described below.

2.4. Property. The Property is the following legally described real estate in the County of ***Adams***, Colorado (insert legal description):

SUB:BUCKLEY RANCH SUBDIVISION BLK:5 LOT:13

known as: ***10289 Nucla Street, Commerce City, CO 80022***

together with the interests, easements, rights, benefits, improvements and attached fixtures appurtenant thereto and all interest of Seller in vacated streets and alleys adjacent thereto, except as herein excluded (Property).

2.5. Inclusions. The Purchase Price includes the following items (Inclusions):

2.5.1. Inclusions – Attached. If attached to the Property on the date of this Contract, the following items are included unless excluded under **Exclusions**: lighting, heating, plumbing, ventilating and air conditioning units, TV antennas, inside telephone, network and coaxial (cable) wiring and connecting blocks/jacks, plants, mirrors, floor coverings, intercom systems, built-in kitchen appliances, sprinkler systems and controls, built-in vacuum systems (including accessories) and garage door openers (including ***2*** remote controls). If checked, the following are owned by the Seller and included: ☒ **Solar Panels** ☐ **Water Softeners** ☐ **Security Systems** ☐ **Satellite Systems** (including satellite dishes). Leased items should be listed under § 2.5.7. (Leased Items). If any additional items are attached to the Property after the date of this Contract, such additional items are also included in the Purchase Price.

2.5.2. Inclusions – Not Attached. If on the Property, whether attached or not, on the date of this Contract, the following items are included unless excluded under **Exclusions**: storm windows, storm doors, window and porch shades, awnings, blinds, screens, window coverings and treatments, curtain rods, drapery rods, fireplace inserts, fireplace screens, fireplace grates, heating stoves, storage sheds, carbon monoxide alarms, smoke/fire detectors and all keys.

2.5.3. Other Inclusions. The following items, whether fixtures or personal property, are also included in the Purchase Price:

Cooktop, Dishwasher, Disposal, Double Oven, Dryer, Microwave, Refrigerator, Self Cleaning Oven, Washer

☐ If the box is checked, Buyer and Seller have concurrently entered into a separate agreement for additional personal property outside of this Contract.

2.5.4. Encumbered Inclusions. Any Inclusions owned by Seller (e.g., owned solar panels) must be conveyed at Closing by Seller free and clear of all taxes (except personal property and general real estate taxes for the year of Closing), liens and encumbrances, except:

2.5.5. Personal Property Conveyance. Conveyance of all personal property will be by bill of sale or other applicable legal instrument.

2.5.6. Parking and Storage Facilities. The use or ownership of the following parking facilities: ***Attached 3-Car Garage***; and the use or ownership of the following storage facilities: ***n/a***

Note to Buyer: If exact rights to the parking and storage facilities is a concern to Buyer, Buyer should investigate.

2.5.7. Leased Items. The following personal property is currently leased to Seller which will be transferred to Buyer at Closing (Leased Items):

2.6. Exclusions. The following items are excluded (Exclusions):
Seller`s Personal Property, Master bed set (nightstands, bed frame, dresser), Guest bed set (nightstands, bed frame), Library table, Guest room hutch, Guest room armoire and Nest thermostat

2.7. Water Rights/Well Rights.

☐ **2.7.1. Deeded Water Rights.** The following legally described water rights:
n/a

Any deeded water rights will be conveyed by a good and sufficient ***n/a*** deed at Closing.

☐ **2.7.2. Other Rights Relating to Water.** The following rights relating to water not included in §§ 2.7.1., 2.7.3. and 2.7.4., will be transferred to Buyer at Closing:

☐ **2.7.3. Well Rights.** Seller agrees to supply required information to Buyer about the well. Buyer understands that if the well to be transferred is a “Small Capacity Well” or a “Domestic Exempt Water Well” used for ordinary household purposes, Buyer must, prior to or at Closing, complete a Change in Ownership form for the well. If an existing well has not been registered with the Colorado Division of Water Resources in the Department of Natural Resources (Division), Buyer must complete a registration of existing well form for the well and pay the cost of registration. If no person will be providing a closing service in connection with the transaction, Buyer must file the form with the Division within sixty days after Closing. The Well Permit # is ***n/a***.

☐ **2.7.4. Water Stock Certificates.** The water stock certificates to be transferred at Closing are as follows:

2.7.5. Conveyance. If Buyer is to receive any rights to water pursuant to § 2.7.2. (Other Rights Relating to Water), § 2.7.3. (Well Rights), or § 2.7.4. (Water Stock Certificates), Seller agrees to convey such rights to Buyer by executing the applicable legal instrument at Closing.

2.7.6. Water Rights Review. Buyer ☐ **Does** ☒ **Does Not** have a Right to Terminate if examination of the Water Rights is unsatisfactory to Buyer on or before the **Water Rights Examination Deadline**.

3. DATES, DEADLINES AND APPLICABILITY.

3.1. Dates and Deadlines.

Item No.	Reference	Event	Date or Deadline
1	§ 3	Time of Day Deadline	
2	§ 4	Alternative Earnest Money Deadline	***5/3/2022*** Tuesday
		Title	
3	§ 8	Record Title Deadline (and Tax Certificate)	***5/6/2022*** Friday
4	§ 8	Record Title Objection Deadline	***5/9/2022*** Monday
5	§ 8	Off-Record Title Deadline	***5/6/2022*** Friday
6	§ 8	Off-Record Title Objection Deadline	***5/9/2022*** Monday
7	§ 8	Title Resolution Deadline	***5/9/2022*** Monday

8	§ 8	Third Party Right to Purchase/Approve Deadline		
		Owners' Association		
9	§ 7	Association Documents Deadline	***5/6/2022***	Friday
10	§ 7	Association Documents Termination Deadline	***5/9/2022***	Monday
		Seller's Disclosures		
11	§ 10	Seller's Property Disclosure Deadline	***5/3/2022***	Tuesday
12	§ 10	Lead-Based Paint Disclosure Deadline		
		Loan and Credit		
13	§ 5	New Loan Application Deadline		
14	§ 5	New Loan Terms Deadline		
15	§ 5	New Loan Availability Deadline		
16	§ 5	Buyer's Credit Information Deadline		
17	§ 5	Disapproval of Buyer's Credit Information Deadline		
18	§ 5	Existing Loan Deadline		
19	§ 5	Existing Loan Termination Deadline		
20	§ 5	Loan Transfer Approval Deadline		
21	§ 4	Seller or Private Financing Deadline		
		Appraisal		
22	§ 6	Appraisal Deadline		
23	§ 6	Appraisal Objection Deadline		
24	§ 6	Appraisal Resolution Deadline		
		Survey		
25	§ 9	New ILC or New Survey Deadline		
26	§ 9	New ILC or New Survey Objection Deadline		
27	§ 9	New ILC or New Survey Resolution Deadline		
		Inspection and Due Dilligence		
28	§ 2	Water Rights Examination Deadline		
29	§ 8	Mineral Rights Examination Deadline		
30	§ 10	Inspection Termination Deadline	***5/6/2022***	Friday
31	§ 10	Inspection Objection Deadline	***5/6/2022***	Friday
32	§ 10	Inspection Resolution Deadline	***5/9/2022***	Monday
33	§ 10	Property Insurance Termination Deadline	***5/9/2022***	Monday
34	§ 10	Due Diligence Documents Delivery Deadline	***5/5/2022***	Thursday
35	§ 10	Due Diligence Documents Objection Deadline	***5/6/2022***	Friday
36	§ 10	Due Diligence Documents Resolution Deadline	***5/9/2022***	Monday
37	§ 10	Conditional Sale Deadline		
38	§ 10	Lead-Based Paint Termination Deadline		
		Closing and Possession		
39	§ 12	Closing Date	***5/12/2022***	Thursday
40	§ 17	Possession Date	***7/11/2022***	Monday
41	§ 17	Possession Time	***12 PM***	
42	§ 27	**Acceptance Deadline Date**	***4/29/2022***	Friday
43	§ 27	**Acceptance Deadline Time**	***8 PM***	
44				

45			

Note: If **FHA** or **VA** loan boxes are checked in § 4.5.3. (Loan Limitations), the **Appraisal** deadlines **DO NOT** apply to **FHA** insured or **VA** guaranteed loans.

3.2. Applicability of Terms. If any deadline blank in § 3.1. (Dates and Deadlines) is left blank or completed with "N/A", or the word "Deleted," such deadline is not applicable and the corresponding provision containing the deadline is deleted. Any box checked in this Contract means the corresponding provision applies. If no box is checked in a provision that contains a selection of "None", such provision means that "None" applies.

The abbreviation "MEC" (mutual execution of this Contract) means the date upon which both parties have signed this Contract. The abbreviation "N/A" as used in this Contract means not applicable.

3.3. Day; Computation of Period of Days; Deadlines.

3.3.1. Day. As used in this Contract, the term "day" means the entire day ending at 11:59 p.m., United States Mountain Time (Standard or Daylight Savings, as applicable). Except however, if a **Time of Day Deadline** is specified in § 3.1. (Dates and Deadlines), all Objection Deadlines, Resolution Deadlines, Examination Deadlines and Termination Deadlines will end on the specified deadline date at the time of day specified in the **Time of Day Deadline**, United States Mountain Time. If **Time of Day Deadline** is left blank or "N/A" the deadlines will expire at 11:59 p.m., United States Mountain Time.

3.3.2. Computation of Period of Days. In computing a period of days (e.g., three days after MEC), when the ending date is not specified, the first day is excluded and the last day is included.

3.3.3. Deadlines. If any deadline falls on a Saturday, Sunday or federal or Colorado state holiday (Holiday), such deadline ☒ **Will** ☐ **Will Not** be extended to the next day that is not a Saturday, Sunday or Holiday. Should neither box be checked, the deadline will not be extended.

4. PURCHASE PRICE AND TERMS.

4.1. Price and Terms. The Purchase Price set forth below is payable in U.S. Dollars by Buyer as follows:

Item No.	Reference	Item	Amount	Amount
1	§ 4.1.	Purchase Price	$ 653,500.00	
2	§ 4.3.	Earnest Money		$ 10,000.00
3	§ 4.5.	New Loan		$
4	§ 4.6.	Assumption Balance		$
5	§ 4.7.	Private Financing		$
6	§ 4.7.	Seller Financing		$
7				$
8				$
9	§ 4.4.	Cash at Closing		$ 643,500.00
10		**Total**	$ 653,500.00	$ 653,500.00

4.2. Seller Concession. At Closing, Seller will credit to Buyer $0 (Seller Concession). The Seller Concession may be used for any Buyer fee, cost, charge or expenditure to the extent the amount is allowed by the Buyer's lender and is included in the Closing Statement or Closing Disclosure at Closing. Examples of allowable items to be paid for by the Seller Concession include, but are not limited to: Buyer's closing costs, loan discount points, loan origination fees, prepaid items and any other fee, cost, charge, expense or expenditure. Seller Concession is in addition to any sum Seller has agreed to pay or credit Buyer elsewhere in this Contract.

4.3. Earnest Money. The Earnest Money set forth in this Section, in the form of a any, will be payable to and held by [redacted] (Earnest Money Holder), in its trust account, on behalf of both Seller and Buyer. The Earnest Money deposit must be tendered, by Buyer, with this Contract unless the parties mutually agree to an **Alternative Earnest Money Deadline** for its payment. The parties authorize delivery of the Earnest Money deposit to the company conducting the Closing (Closing Company), if any, at or before

Closing. In the event Earnest Money Holder has agreed to have interest on Earnest Money deposits transferred to a fund established for the purpose of providing affordable housing to Colorado residents, Seller and Buyer acknowledge and agree that any interest accruing on the Earnest Money deposited with the Earnest Money Holder in this transaction will be transferred to such fund.

4.3.1. Alternative Earnest Money Deadline. The deadline for delivering the Earnest Money, if other than at the time of tender of this Contract, is as set forth as the **Alternative Earnest Money Deadline**.

4.3.2. Disposition of Earnest Money. If Buyer has a Right to Terminate and timely terminates, Buyer is entitled to the return of Earnest Money as provided in this Contract. If this Contract is terminated as set forth in § 24 and, except as provided in § 23 (Earnest Money Dispute), if the Earnest Money has not already been returned following receipt of a Notice to Terminate, Seller agrees to execute and return to Buyer or Broker working with Buyer, written mutual instructions (e.g., Earnest Money Release form), within three days of Seller's receipt of such form. If Seller is entitled to the Earnest Money, and, except as provided in § 23 (Earnest Money Dispute), if the Earnest Money has not already been paid to Seller, following receipt of an Earnest Money Release form, Buyer agrees to execute and return to Seller or Broker working with Seller, written mutual instructions (e.g., Earnest Money Release form), within three days of Buyer's receipt.

4.3.2.1. Seller Failure to Timely Return Earnest Money. If Seller fails to timely execute and return the Earnest Money Release Form, or other written mutual instructions, Seller is in default and liable to Buyer as set forth in **"If Seller is in Default", § 20.2. and § 21,** unless Seller is entitled to the Earnest Money due to a Buyer default.

4.3.2.2. Buyer Failure to Timely Release Earnest Money. If Buyer fails to timely execute and return the Earnest Money Release Form, or other written mutual instructions, Buyer is in default and liable to Seller as set forth in "**If Buyer is in Default, § 20.1. and § 21**, unless Buyer is entitled to the Earnest Money due to a Seller Default.

4.4. Form of Funds; Time of Payment; Available Funds.

4.4.1. Good Funds. All amounts payable by the parties at Closing, including any loan proceeds, Cash at Closing and closing costs, must be in funds that comply with all applicable Colorado laws, including electronic transfer funds, certified check, savings and loan teller's check and cashier's check (Good Funds).

4.4.2. Time of Payment. All funds, including the Purchase Price to be paid by Buyer, must be paid before or at Closing or as otherwise agreed in writing between the parties to allow disbursement by Closing Company at Closing **OR SUCH NONPAYING PARTY WILL BE IN DEFAULT**.

4.4.3. Available Funds. Buyer represents that Buyer, as of the date of this Contract, ☒ **Does** ☐ **Does Not** have funds that are immediately verifiable and available in an amount not less than the amount stated as Cash at Closing in § 4.1.

4.5. New Loan. (Omitted as inapplicable)

4.6. Assumption. (Omitted as inapplicable)

4.7. Seller or Private Financing. (Omitted as inapplicable)

TRANSACTION PROVISIONS

5. FINANCING CONDITIONS AND OBLIGATIONS.
(Omitted as inapplicable)

5.3. Credit Information. (Omitted as inapplicable)

5.4. Existing Loan Review. (Omitted as inapplicable)

6. APPRAISAL PROVISIONS.

6.1. Appraisal Definition. An "Appraisal" is an opinion of value prepared by a licensed or certified appraiser, engaged on behalf of Buyer or Buyer's lender, to determine the Property's market value (Appraised Value). The Appraisal may also set forth certain lender requirements, replacements, removals or repairs necessary on or to the Property as a condition for the Property to be valued at the Appraised Value.

6.2. Appraised Value. The applicable appraisal provision set forth below applies to the respective loan type set forth in § 4.5.3., or if a cash transaction (i.e., no financing), § 6.2.1. applies.

6.2.1. Conventional/Other. Buyer has the right to obtain an Appraisal. If the Appraised Value is less than the Purchase Price, or if the Appraisal is not received by Buyer on or before **Appraisal Deadline**

Buyer may, on or before **Appraisal Objection Deadline**:

6.2.1.1. Notice to Terminate. Notify Seller in writing, pursuant to § 24.1., that this Contract is terminated; or

6.2.1.2. Appraisal Objection. Deliver to Seller a written objection accompanied by either a copy of the Appraisal or written notice from lender that confirms the Appraised Value is less than the Purchase Price (Lender Verification).

6.2.1.3. Appraisal Resolution. If an Appraisal Objection is received by Seller, on or before **Appraisal Objection Deadline** and if Buyer and Seller have not agreed in writing to a settlement thereof on or before **Appraisal Resolution Deadline**, this Contract will terminate on the **Appraisal Resolution Deadline**, unless Seller receives Buyer's written withdrawal of the Appraisal Objection before such termination, (i.e., on or before expiration of **Appraisal Resolution Deadline**).

6.2.2. FHA. It is expressly agreed that, notwithstanding any other provisions of this Contract, the purchaser (Buyer) shall not be obligated to complete the purchase of the Property described herein or to incur any penalty by forfeiture of Earnest Money deposits or otherwise unless the purchaser (Buyer) has been given, in accordance with HUD/FHA or VA requirements, a written statement issued by the Federal Housing Commissioner, Department of Veterans Affairs, or a Direct Endorsement lender, setting forth the appraised value of the Property of not less than $. The purchaser (Buyer) shall have the privilege and option of proceeding with the consummation of this Contract without regard to the amount of the appraised valuation. The appraised valuation is arrived at to determine the maximum mortgage the Department of Housing and Urban Development will insure. HUD does not warrant the value nor the condition of the Property. The purchaser (Buyer) should satisfy himself/herself/themselves that the price and condition of the Property are acceptable.

6.2.3. VA. It is expressly agreed that, notwithstanding any other provisions of this Contract, the purchaser (Buyer) shall not incur any penalty by forfeiture of Earnest Money or otherwise or be obligated to complete the purchase of the Property described herein, if the Contract Purchase Price or cost exceeds the reasonable value of the Property established by the Department of Veterans Affairs. The purchaser (Buyer) shall, however, have the privilege and option of proceeding with the consummation of this Contract without regard to the amount of the reasonable value established by the Department of Veterans Affairs.

6.3. Lender Property Requirements. If the lender imposes any written requirements, replacements, removals or repairs, including any specified in the Appraisal (Lender Property Requirements) to be made to the Property (e.g., roof repair, repainting), beyond those matters already agreed to by Seller in this Contract, this Contract terminates on the earlier of three days following Seller's receipt of the Lender Property Requirements, or Closing, unless prior to termination: (1) the parties enter into a written agreement to satisfy the Lender Property Requirements; (2) the Lender Property Requirements have been completed; or (3) the satisfaction of the Lender Property Requirements is waived in writing by Buyer.

6.4. Cost of Appraisal. Cost of the Appraisal to be obtained after the date of this Contract must be timely paid by ☐ **Buyer** ☐ **Seller.** The cost of the Appraisal may include any and all fees paid to the appraiser, appraisal management company, lender's agent or all three.

7. OWNERS' ASSOCIATIONS. This Section is applicable if the Property is located within one or more Common Interest Communities and subject to one or more declarations (Association).

7.1. Common Interest Community Disclosure. THE PROPERTY IS LOCATED WITHIN A COMMON INTEREST COMMUNITY AND IS SUBJECT TO THE DECLARATION FOR THE COMMUNITY. THE OWNER OF THE PROPERTY WILL BE REQUIRED TO BE A MEMBER OF THE OWNERS' ASSOCIATION FOR THE COMMUNITY AND WILL BE SUBJECT TO THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION. THE DECLARATION, BYLAWS AND RULES AND REGULATIONS WILL IMPOSE FINANCIAL OBLIGATIONS UPON THE OWNER OF THE PROPERTY, INCLUDING AN OBLIGATION TO PAY ASSESSMENTS OF THE ASSOCIATION. IF THE OWNER DOES NOT PAY THESE ASSESSMENTS, THE ASSOCIATION COULD PLACE A LIEN ON THE PROPERTY AND POSSIBLY SELL IT TO PAY THE DEBT. THE DECLARATION, BYLAWS AND RULES AND REGULATIONS OF THE COMMUNITY MAY PROHIBIT THE OWNER FROM MAKING CHANGES TO THE PROPERTY WITHOUT AN ARCHITECTURAL REVIEW BY THE ASSOCIATION (OR A COMMITTEE OF THE ASSOCIATION) AND THE APPROVAL OF THE ASSOCIATION. PURCHASERS OF PROPERTY WITHIN THE COMMON INTEREST COMMUNITY SHOULD INVESTIGATE THE FINANCIAL OBLIGATIONS OF MEMBERS OF THE ASSOCIATION. PURCHASERS SHOULD CAREFULLY READ THE

DECLARATION FOR THE COMMUNITY AND THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION.

7.2. Association Documents to Buyer. Seller is obligated to provide to Buyer the Association Documents (defined below), at Seller's expense, on or before **Association Documents Deadline**. Seller authorizes the Association to provide the Association Documents to Buyer, at Seller's expense. Seller's obligation to provide the Association Documents is fulfilled upon Buyer's receipt of the Association Documents, regardless of who provides such documents.

7.3. Association Documents. Association documents (Association Documents) consist of the following:

7.3.1. All Association declarations, articles of incorporation, bylaws, articles of organization, operating agreements, rules and regulations, party wall agreements and the Association's responsible governance policies adopted under § 38-33.3-209.5, C.R.S.;

7.3.2. Minutes of: (1) the annual owners' or members' meeting and (2) any executive boards' or managers' meetings; such minutes include those provided under the most current annual disclosure required under § 38-33.3-209.4, C.R.S. (Annual Disclosure) and minutes of meetings, if any, subsequent to the minutes disclosed in the Annual Disclosure. If none of the preceding minutes exist, then the most recent minutes, if any (§§ 7.3.1. and 7.3.2., collectively, Governing Documents); and

7.3.3. List of all Association insurance policies as provided in the Association's last Annual Disclosure, including, but not limited to, property, general liability, association director and officer professional liability and fidelity policies. The list must include the company names, policy limits, policy deductibles, additional named insureds and expiration dates of the policies listed (Association Insurance Documents);

7.3.4. A list by unit type of the Association's assessments, including both regular and special assessments as disclosed in the Association's last Annual Disclosure;

7.3.5. The Association's most recent financial documents which consist of: (1) the Association's operating budget for the current fiscal year, (2) the Association's most recent annual financial statements, including any amounts held in reserve for the fiscal year immediately preceding the Association's last Annual Disclosure, (3) the results of the Association's most recent available financial audit or review, (4) list of the fees and charges (regardless of name or title of such fees or charges) that the Association's community association manager or Association will charge in connection with the Closing including, but not limited to, any fee incident to the issuance of the Association's statement of assessments (Status Letter), any rush or update fee charged for the Status Letter, any record change fee or ownership record transfer fees (Record Change Fee), fees to access documents, (5) list of all assessments required to be paid in advance, reserves or working capital due at Closing and (6) reserve study, if any (§§ 7.3.4. and 7.3.5., collectively, Financial Documents);

7.3.6. Any written notice from the Association to Seller of a "construction defect action" under § 38-33.3-303.5, C.R.S. within the past six months and the result of whether the Association approved or disapproved such action (Construction Defect Documents). Nothing in this Section limits the Seller's obligation to disclose adverse material facts as required under § 10.2. (Disclosure of Adverse Material Facts; Subsequent Disclosure; Present Condition) including any problems or defects in the common elements or limited common elements of the Association property.

7.4. Conditional on Buyer's Review. Buyer has the right to review the Association Documents. Buyer has the Right to Terminate under § 24.1., on or before **Association Documents Termination Deadline**, based on any unsatisfactory provision in any of the Association Documents, in Buyer's sole subjective discretion. Should Buyer receive the Association Documents after **Association Documents Deadline**, Buyer, at Buyer's option, has the Right to Terminate under § 24.1. by Buyer's Notice to Terminate received by Seller on or before ten days after Buyer's receipt of the Association Documents. If Buyer does not receive the Association Documents, or if Buyer's Notice to Terminate would otherwise be required to be received by Seller after **Closing Date**, Buyer's Notice to Terminate must be received by Seller on or before Closing. If Seller does not receive Buyer's Notice to Terminate within such time, Buyer accepts the provisions of the Association Documents as satisfactory and Buyer waives any Right to Terminate under this provision, notwithstanding the provisions of § 8.6. (Third Party Right to Purchase/Approve).

8. TITLE INSURANCE, RECORD TITLE AND OFF-RECORD TITLE.

8.1. Evidence of Record Title.

☒ **8.1.1. Seller Selects Title Insurance Company.** If this box is checked, Seller will select the title insurance company to furnish the owner's title insurance policy at Seller's expense. On or before **Record Title Deadline**, Seller must furnish to Buyer, a current commitment for an owner's title insurance policy (Title Commitment), in an amount equal to the Purchase Price, or if this box is checked, ☐ an **Abstract of Title** certified to a current date. Seller will cause the title insurance policy to be issued and delivered to Buyer as soon as practicable at or after Closing.

☐ **8.1.2. Buyer Selects Title Insurance Company.** If this box is checked, Buyer will select the title insurance company to furnish the owner's title insurance policy at Buyer's expense. On or before **Record Title Deadline**, Buyer must furnish to Seller, a current commitment for owner's title insurance policy (Title Commitment), in an amount equal to the Purchase Price.

If neither box in § 8.1.1. or § 8.1.2. is checked, § 8.1.1. applies.

8.1.3. Owner's Extended Coverage (OEC). The Title Commitment ☒ **Will** ☐ **Will Not** contain Owner's Extended Coverage (OEC). If the Title Commitment is to contain OEC, it will commit to delete or insure over the standard exceptions which relate to: (1) parties in possession, (2) unrecorded easements, (3) survey matters, (4) unrecorded mechanics' liens, (5) gap period (period between the effective date and time of commitment to the date and time the deed is recorded) and (6) unpaid taxes, assessments and unredeemed tax sales prior to the year of Closing. Any additional premium expense to obtain OEC will be paid by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **Other** .

Regardless of whether the Contract requires OEC, the Title Insurance Commitment may not provide OEC or delete or insure over any or all of the standard exceptions for OEC. The Title Insurance Company may require a New Survey or New ILC, defined below, among other requirements for OEC. If the Title Insurance Commitment is not satisfactory to Buyer, Buyer has a right to object under § 8.7. (Right to Object to Title, Resolution).

8.1.4. Title Documents. Title Documents consist of the following: (1) copies of any plats, declarations, covenants, conditions and restrictions burdening the Property and (2) copies of any other documents (or, if illegible, summaries of such documents) listed in the schedule of exceptions (Exceptions) in the Title Commitment furnished to Buyer (collectively, Title Documents).

8.1.5. Copies of Title Documents. Buyer must receive, on or before **Record Title Deadline**, copies of all Title Documents. This requirement pertains only to documents as shown of record in the office of the clerk and recorder in the county where the Property is located. The cost of furnishing copies of the documents required in this Section will be at the expense of the party or parties obligated to pay for the owner's title insurance policy.

8.1.6. Existing Abstracts of Title. Seller must deliver to Buyer copies of any abstracts of title covering all or any portion of the Property (Abstract of Title) in Seller's possession on or before **Record Title Deadline**.

8.2. Record Title. Buyer has the right to review and object to the Abstract of Title or Title Commitment and any of the Title Documents as set forth in § 8.7. (Right to Object to Title, Resolution) on or before **Record Title Objection Deadline**. Buyer's objection may be based on any unsatisfactory form or content of Title Commitment or Abstract of Title, notwithstanding § 13, or any other unsatisfactory title condition, in Buyer's sole subjective discretion. If the Abstract of Title, Title Commitment or Title Documents are not received by Buyer on or before the **Record Title Deadline**, or if there is an endorsement to the Title Commitment that adds a new Exception to title, a copy of the new Exception to title and the modified Title Commitment will be delivered to Buyer. Buyer has until the earlier of Closing or ten days after receipt of such documents by Buyer to review and object to: (1) any required Title Document not timely received by Buyer, (2) any change to the Abstract of Title, Title Commitment or Title Documents, or (3) any endorsement to the Title Commitment. If Seller receives Buyer's Notice to Terminate or Notice of Title Objection, pursuant to this § 8.2. (Record Title), any title objection by Buyer is governed by the provisions set forth in § 8.7. (Right to Object to Title, Resolution). If Seller has fulfilled all Seller's obligations, if any, to deliver to Buyer all documents required by § 8.1. (Evidence of Record Title) and Seller does not receive Buyer's Notice to Terminate or Notice of Title Objection by the applicable deadline specified above, Buyer accepts the condition of title as disclosed by the Abstract of Title, Title Commitment and Title Documents as satisfactory.

8.3. Off-Record Title. Seller must deliver to Buyer, on or before **Off-Record Title Deadline**, true copies of all existing surveys in Seller's possession pertaining to the Property and must disclose to Buyer all easements, liens (including, without limitation, governmental improvements approved, but not yet installed) or other title matters not shown by public records, of which Seller has actual knowledge (Off-Record Matters).

This Section excludes any **New ILC** or **New Survey** governed under § 9 (New ILC, New Survey). Buyer has the right to inspect the Property to investigate if any third party has any right in the Property not shown by public records (e.g., unrecorded easement, boundary line discrepancy or water rights). Buyer's Notice to Terminate or Notice of Title Objection of any unsatisfactory condition (whether disclosed by Seller or revealed by such inspection, notwithstanding § 8.2. (Record Title) and § 13 (Transfer of Title), in Buyer's sole subjective discretion, must be received by Seller on or before **Off-Record Title Objection Deadline**. If an Off-Record Matter is received by Buyer after the **Off-Record Title Deadline**, Buyer has until the earlier of Closing or ten days after receipt by Buyer to review and object to such Off-Record Matter. If Seller receives Buyer's Notice to Terminate or Notice of Title Objection pursuant to this § 8.3. (Off-Record Title), any title objection by Buyer is governed by the provisions set forth in § 8.7. (Right to Object to Title, Resolution). If Seller does not receive Buyer's Notice to Terminate or Notice of Title Objection by the applicable deadline specified above, Buyer accepts title subject to such Off-Record Matters and rights, if any, of third parties not shown by public records of which Buyer has actual knowledge.

8.4. Special Taxing Districts. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY IS LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY AND BY OBTAINING FURTHER INFORMATION FROM THE BOARD OF COUNTY COMMISSIONERS, THE COUNTY CLERK AND RECORDER, OR THE COUNTY ASSESSOR.

8.5. Tax Certificate. A tax certificate paid for by ☒ **Seller** ☐ **Buyer,** for the Property listing any special taxing districts that affect the Property (Tax Certificate) must be delivered to Buyer on or before **Record Title Deadline**. If the Property is located within a special taxing district and such inclusion is unsatisfactory to Buyer, in Buyer's sole subjective discretion, Buyer may terminate, on or before **Record Title Objection Deadline**. Should Buyer receive the Tax Certificate after **Record Title Deadline**, Buyer, at Buyer's option, has the Right to Terminate under § 24.1. by Buyer's Notice to Terminate received by Seller on or before ten days after Buyer's receipt of the Tax Certificate. If Buyer does not receive the Tax Certificate, or if Buyer's Notice to Terminate would otherwise be required to be received by Seller after **Closing Date**, Buyer's Notice to Terminate must be received by Seller on or before Closing. If Seller does not receive Buyer's Notice to Terminate within such time, Buyer accepts the provisions of the Tax Certificate and the inclusion of the Property in a special taxing district, if applicable, as satisfactory and Buyer waives any Right to Terminate under this provision. If Buyer's loan specified in §4.5.3. (Loan Limitations) prohibits Buyer from paying for the Tax Certificate, the Tax Certificate will be paid for by Seller.

8.6. Third Party Right to Purchase/Approve. If any third party has a right to purchase the Property (e.g., right of first refusal on the Property, right to purchase the Property under a lease or an option held by a third party to purchase the Property) or a right of a third party to approve this Contract, Seller must promptly submit this Contract according to the terms and conditions of such right. If the third-party holder of such right exercises its right this Contract will terminate. If the third party's right to purchase is waived explicitly or expires, or the Contract is approved, this Contract will remain in full force and effect. Seller must promptly notify Buyer in writing of the foregoing. If the third party right to purchase is exercised or approval of this Contract has not occurred on or before **Third Party Right to Purchase/Approve Deadline**, this Contract will then terminate. Seller will supply to Buyer, in writing, details of any Third Party Right to Purchase the Property on or before the Record Title Deadline.

8.7. Right to Object to Title, Resolution. Buyer has a right to object or terminate, in Buyer's sole subjective discretion, based on any title matters including those matters set forth in § 8.2. (Record Title), § 8.3. (Off-Record Title), § 8.5. (Special Taxing District) and § 13 (Transfer of Title). If Buyer exercises Buyer's rights to object or terminate based on any such title matter, on or before the applicable deadline, Buyer has the following options:

8.7.1. Title Objection, Resolution. If Seller receives Buyer's written notice objecting to any title matter (Notice of Title Objection) on or before the applicable deadline and if Buyer and Seller have not agreed to a written settlement thereof on or before **Title Resolution Deadline**, this Contract will terminate on the expiration of **Title Resolution Deadline**, unless Seller receives Buyer's written withdrawal of Buyer's Notice of Title Objection (i.e., Buyer's written notice to waive objection to such items and waives the Right to Terminate

for that reason), on or before expiration of **Title Resolution Deadline**. If either the Record Title Deadline or the Off-Record Title Deadline, or both, are extended pursuant to § 8.2. (Record Title) or § 8.3. (Off-Record Title) the Title Resolution Deadline also will be automatically extended to the earlier of Closing or fifteen days after Buyer's receipt of the applicable documents; or

8.7.2. Title Objection, Right to Terminate. Buyer may exercise the Right to Terminate under § 24.1., on or before the applicable deadline, based on any title matter unsatisfactory to Buyer, in Buyer's sole subjective discretion.

8.8. Title Advisory. The Title Documents affect the title, ownership and use of the Property and should be reviewed carefully. Additionally, other matters not reflected in the Title Documents may affect the title, ownership and use of the Property, including, without limitation, boundary lines and encroachments, set-back requirements, area, zoning, building code violations, unrecorded easements and claims of easements, leases and other unrecorded agreements, water on or under the Property and various laws and governmental regulations concerning land use, development and environmental matters.

8.8.1. OIL, GAS, WATER AND MINERAL DISCLOSURE. THE SURFACE ESTATE OF THE PROPERTY MAY BE OWNED SEPARATELY FROM THE UNDERLYING MINERAL ESTATE AND TRANSFER OF THE SURFACE ESTATE MAY NOT NECESSARILY INCLUDE TRANSFER OF THE MINERAL ESTATE OR WATER RIGHTS. THIRD PARTIES MAY OWN OR LEASE INTERESTS IN OIL, GAS, OTHER MINERALS, GEOTHERMAL ENERGY OR WATER ON OR UNDER THE SURFACE OF THE PROPERTY, WHICH INTERESTS MAY GIVE THEM RIGHTS TO ENTER AND USE THE SURFACE OF THE PROPERTY TO ACCESS THE MINERAL ESTATE, OIL, GAS OR WATER.

8.8.2. SURFACE USE AGREEMENT. THE USE OF THE SURFACE ESTATE OF THE PROPERTY TO ACCESS THE OIL, GAS OR MINERALS MAY BE GOVERNED BY A SURFACE USE AGREEMENT, A MEMORANDUM OR OTHER NOTICE OF WHICH MAY BE RECORDED WITH THE COUNTY CLERK AND RECORDER.

8.8.3. OIL AND GAS ACTIVITY. OIL AND GAS ACTIVITY THAT MAY OCCUR ON OR ADJACENT TO THE PROPERTY MAY INCLUDE, BUT IS NOT LIMITED TO, SURVEYING, DRILLING, WELL COMPLETION OPERATIONS, STORAGE, OIL AND GAS, OR PRODUCTION FACILITIES, PRODUCING WELLS, REWORKING OF CURRENT WELLS AND GAS GATHERING AND PROCESSING FACILITIES.

8.8.4. ADDITIONAL INFORMATION. BUYER IS ENCOURAGED TO SEEK ADDITIONAL INFORMATION REGARDING OIL AND GAS ACTIVITY ON OR ADJACENT TO THE PROPERTY, INCLUDING DRILLING PERMIT APPLICATIONS. THIS INFORMATION MAY BE AVAILABLE FROM THE COLORADO OIL AND GAS CONSERVATION COMMISSION.

8.8.5. Title Insurance Exclusions. Matters set forth in this Section and others, may be excepted, excluded from, or not covered by the owner's title insurance policy.

8.9. Mineral Rights Review. Buyer ☐ **Does** ☐ **Does Not** have a Right to Terminate if examination of the Mineral Rights is unsatisfactory to Buyer on or before the **Mineral Rights Examination Deadline**.

9. NEW ILC, NEW SURVEY.

9.1. New ILC or New Survey. If the box is checked, (1) ☐ **New Improvement Location Certificate (New ILC)**; or, (2) ☐ **New Survey** in the form of ; is required and the following will apply:

9.1.1. Ordering of New ILC or New Survey. ☐ **Seller** ☐ **Buyer** will order the New ILC or New Survey. The New ILC or New Survey may also be a previous ILC or survey that is in the above-required form, certified and updated as of a date after the date of this Contract.

9.1.2. Payment for New ILC or New Survey. The cost of the New ILC or New Survey will be paid, on or before Closing, by: ☐ **Seller** ☐ **Buyer** or:

9.1.3. Delivery of New ILC or New Survey. Buyer, Seller, the issuer of the Title Commitment (or the provider of the opinion of title if an Abstract of Title) and will receive a New ILC or New Survey on or before **New ILC or New Survey Deadline**.

9.1.4. Certification of New ILC or New Survey. The New ILC or New Survey will be certified by the surveyor to all those who are to receive the New ILC or New Survey.

9.2. Buyer's Right to Waive or Change New ILC or New Survey Selection. Buyer may select a New ILC or New Survey different than initially specified in this Contract if there is no additional cost to Seller or

change to the **New ILC or New Survey Objection Deadline**. Buyer may, in Buyer's sole subjective discretion, waive a New ILC or New Survey if done prior to Seller incurring any cost for the same.

9.3. New ILC or New Survey Objection. Buyer has the right to review and object based on the New ILC or New Survey. If the New ILC or New Survey is not timely received by Buyer or is unsatisfactory to Buyer, in Buyer's sole subjective discretion, Buyer may, on or before **New ILC or New Survey Objection Deadline**, notwithstanding § 8.3. or § 13:

9.3.1. Notice to Terminate. Notify Seller in writing, pursuant to § 24.1, that this Contract is terminated; or

9.3.2. New ILC or New Survey Objection. Deliver to Seller a written description of any matter that was to be shown or is shown in the New ILC or New Survey that is unsatisfactory and that Buyer requires Seller to correct.

9.3.3. New ILC or New Survey Resolution. If a **New ILC or New Survey Objection** is received by Seller, on or before **New ILC or New Survey Objection Deadline** and if Buyer and Seller have not agreed in writing to a settlement thereof on or before **New ILC or New Survey Resolution Deadline**, this Contract will terminate on expiration of the **New ILC or New Survey Resolution Deadline**, unless Seller receives Buyer's written withdrawal of the New ILC or New Survey Objection before such termination (i.e., on or before expiration of **New ILC or New Survey Resolution Deadline**).

DISCLOSURE, INSPECTION AND DUE DILIGENCE

10. PROPERTY DISCLOSURE, INSPECTION, INDEMNITY, INSURABILITY, DUE DILIGENCE AND SOURCE OF WATER.

10.1. Seller's Property Disclosure. On or before **Seller's Property Disclosure Deadline**, Seller agrees to deliver to Buyer the most current version of the applicable Colorado Real Estate Commission's Seller's Property Disclosure form completed by Seller to Seller's actual knowledge and current as of the date of this Contract.

10.2. Disclosure of Adverse Material Facts; Subsequent Disclosure; Present Condition. Seller must disclose to Buyer any adverse material facts actually known by Seller as of the date of this Contract. Seller agrees that disclosure of adverse material facts will be in writing. In the event Seller discovers an adverse material fact after the date of this Contract, Seller must timely disclose such adverse fact to Buyer. Buyer has the Right to Terminate based on the Seller's new disclosure on the earlier of Closing or five days after Buyer's receipt of the new disclosure. Except as otherwise provided in this Contract, Buyer acknowledges that Seller is conveying the Property to Buyer in an "**As Is**" condition, "**Where Is**" and "**With All Faults**."

10.3. Inspection. Unless otherwise provided in this Contract, Buyer, acting in good faith, has the right to have inspections (by one or more third parties, personally or both) of the Property, Leased Items, and Inclusions (Inspection), at Buyer's expense. If (1) the physical condition of the Property, including, but not limited to, the roof, walls, structural integrity of the Property, the electrical, plumbing, HVAC and other mechanical systems of the Property, (2) the physical condition of the Inclusions and Leased Items, (3) service to the Property (including utilities and communication services), systems and components of the Property (e.g., heating and plumbing), (4) any proposed or existing transportation project, road, street or highway, or (5) any other activity, odor or noise (whether on or off the Property) and its effect or expected effect on the Property or its occupants is unsatisfactory, in Buyer's sole subjective discretion, Buyer may:

10.3.1. Inspection Termination. On or before the **Inspection Termination Deadline**, notify Seller in writing, pursuant to § 24.1., that this Contract is terminated due to any unsatisfactory condition, provided the Buyer did not previously deliver an Inspection Objection. Buyer's Right to Terminate under this provision expires upon delivery of an Inspection Objection to Seller pursuant to § 10.3.2.; or

10.3.2. Inspection Objection. On or before the **Inspection Objection Deadline**, deliver to Seller a written description of any unsatisfactory condition that Buyer requires Seller to correct.

10.3.3. Inspection Resolution. If an Inspection Objection is received by Seller, on or before **Inspection Objection Deadline** and if Buyer and Seller have not agreed in writing to a settlement thereof on or before **Inspection Resolution Deadline**, this Contract will terminate on **Inspection Resolution Deadline** unless Seller receives Buyer's written withdrawal of the Inspection Objection before such termination (i.e., on or before expiration of **Inspection Resolution Deadline**). Nothing in this provision prohibits the Buyer and the

Seller from mutually terminating this Contract before the Inspection Resolution Deadline passes by executing an Earnest Money Release.

10.4. Damage, Liens and Indemnity. Buyer, except as otherwise provided in this Contract or other written agreement between the parties, is responsible for payment for all inspections, tests, surveys, engineering reports, or other reports performed at Buyer's request (Work) and must pay for any damage that occurs to the Property and Inclusions as a result of such Work. Buyer must not permit claims or liens of any kind against the Property for Work performed on the Property. Buyer agrees to indemnify, protect and hold Seller harmless from and against any liability, damage, cost or expense incurred by Seller and caused by any such Work, claim, or lien. This indemnity includes Seller's right to recover all costs and expenses incurred by Seller to defend against any such liability, damage, cost or expense, or to enforce this Section, including Seller's reasonable attorney fees, legal fees and expenses. The provisions of this Section survive the termination of this Contract. This § 10.4. does not apply to items performed pursuant to an Inspection Resolution.

10.5. Insurability. Buyer has the Right to Terminate under § 24.1., on or before **Property Insurance Termination Deadline**, based on any unsatisfactory provision of the availability, terms and conditions and premium for property insurance (Property Insurance) on the Property, in Buyer's sole subjective discretion.

10.6. Due Diligence.

10.6.1. Due Diligence Documents. Seller agrees to deliver copies of the following documents and information pertaining to the Property and Leased Items (Due Diligence Documents) to Buyer on or before **Due Diligence Documents Delivery Deadline**:

10.6.1.1. Occupancy Agreements. All current leases, including any amendments or other occupancy agreements, pertaining to the Property. Those leases or other occupancy agreements pertaining to the Property that survive Closing are as follows (Leases):

10.6.1.2. Leased Items Documents. If any lease of personal property (§ 2.5.7., Leased Items) will be transferred to Buyer at Closing, Seller agrees to deliver copies of the leases and information pertaining to the personal property to Buyer on or before **Due Diligence Documents Delivery Deadline**. Buyer ☐ **Will** ☐ **Will Not** assume the Seller's obligations under such leases for the Leased Items (§ 2.5.7., Leased Items).

10.6.1.3. Encumbered Inclusions Documents. If any Inclusions owned by Seller are encumbered pursuant to § 2.5.4. (Encumbered Inclusions) above, Seller agrees to deliver copies of the evidence of debt, security and any other documents creating the encumbrance to Buyer on or before **Due Diligence Documents Delivery Deadline**. Buyer ☐ **Will** ☐ **Will Not** assume the debt on the Encumbered Inclusions (§ 2.5.4., Encumbered Inclusions).

10.6.1.4. Other Documents. Other documents and information:
Seller shall provide any of the following that Seller has in possession: Copies of any warranties or instruction manuals that will be conveyed including but not limited to appliances, mechanical systems, building materials, roof, windows, and workmanship.

10.6.2. Due Diligence Documents Review and Objection. Buyer has the right to review and object based on the Due Diligence Documents. If the Due Diligence Documents are not supplied to Buyer or are unsatisfactory, in Buyer's sole subjective discretion, Buyer may, on or before **Due Diligence Documents Objection Deadline**:

10.6.2.1. Notice to Terminate. Notify Seller in writing, pursuant to § 24.1., that this Contract is terminated; or

10.6.2.2. Due Diligence Documents Objection. Deliver to Seller a written description of any unsatisfactory Due Diligence Documents that Buyer requires Seller to correct.

10.6.2.3. Due Diligence Documents Resolution. If a Due Diligence Documents Objection is received by Seller, on or before **Due Diligence Documents Objection Deadline** and if Buyer and Seller have not agreed in writing to a settlement thereof on or before **Due Diligence Documents Resolution Deadline**, this Contract will terminate on **Due Diligence Documents Resolution Deadline** unless Seller receives Buyer's written withdrawal of the Due Diligence Documents Objection before such termination (i.e., on or before expiration of **Due Diligence Documents Resolution Deadline**).

10.7. Conditional Upon Sale of Property. This Contract is conditional upon the sale and closing of that certain property owned by Buyer and commonly known as ***none***. Buyer has the Right to Terminate under

§ 24.1. effective upon Seller's receipt of Buyer's Notice to Terminate on or before **Conditional Sale Deadline** if such property is not sold and closed by such deadline. This Section is for the sole benefit of Buyer. If Seller does not receive Buyer's Notice to Terminate on or before **Conditional Sale Deadline**, Buyer waives any Right to Terminate under this provision.

10.8. Source of Potable Water (Residential Land and Residential Improvements Only). Buyer ☐ **Does** ☒ **Does Not** acknowledge receipt of a copy of Seller's Property Disclosure or Source of Water Addendum disclosing the source of potable water for the Property. ☒ There is **No Well**. Buyer ☐ **Does** ☒ **Does Not** acknowledge receipt of a copy of the current well permit.

Note to Buyer: SOME WATER PROVIDERS RELY, TO VARYING DEGREES, ON NONRENEWABLE GROUND WATER. YOU MAY WISH TO CONTACT YOUR PROVIDER (OR INVESTIGATE THE DESCRIBED SOURCE) TO DETERMINE THE LONG-TERM SUFFICIENCY OF THE PROVIDER'S WATER SUPPLIES.

10.9. Existing Leases; Modification of Existing Leases; New Leases. [Intentionally Deleted]

10.10. Lead-Based Paint.

10.10.1. Lead-Based Paint Disclosure. Unless exempt, if the Property includes one or more residential dwellings constructed or a building permit was issued prior to January 1, 1978, for the benefit of Buyer, Seller and all required real estate licensees must sign and deliver to Buyer a completed Lead-Based Paint Disclosure (Sales) form on or before the **Lead-Based Paint Disclosure Deadline**. If Buyer does not timely receive the Lead-Based Paint Disclosure, Buyer may waive the failure to timely receive the Lead-Based Paint Disclosure, or Buyer may exercise Buyer's Right to Terminate under § 24.1. by Seller's receipt of Buyer's Notice to Terminate on or before the expiration of the **Lead-Based Paint Termination Deadline**.

10.10.2. Lead-Based Paint Assessment. If Buyer elects to conduct or obtain a risk assessment or inspection of the Property for the presence of Lead-Based Paint or Lead-Based Paint hazards, Buyer has a Right to Terminate under § 24.1. by Seller's receipt of Buyer's Notice to Terminate on or before the expiration of the **Lead-Based Paint Termination Deadline**. Buyer may elect to waive Buyer's right to conduct or obtain a risk assessment or inspection of the Property for the presence of Lead-Based Paint or Lead-Based Paint hazards. If Seller does not receive Buyer's Notice to Terminate within such time, Buyer accepts the condition of the Property relative to any Lead-Based Paint as satisfactory and Buyer waives any Right to Terminate under this provision.

10.11. Carbon Monoxide Alarms. Note: If the improvements on the Property have a fuel-fired heater or appliance, a fireplace, or an attached garage and include one or more rooms lawfully used for sleeping purposes (Bedroom), the parties acknowledge that Colorado law requires that Seller assure the Property has an operational carbon monoxide alarm installed within fifteen feet of the entrance to each Bedroom or in a location as required by the applicable building code.

10.12. Methamphetamine Disclosure. If Seller knows that methamphetamine was ever manufactured, processed, cooked, disposed of, used or stored at the Property, Seller is required to disclose such fact. No disclosure is required if the Property was remediated in accordance with state standards and other requirements are fulfilled pursuant to § 25-18.5-102, C.R.S., Buyer further acknowledges that Buyer has the right to engage a certified hygienist or industrial hygienist to test whether the Property has ever been used as a methamphetamine laboratory. Buyer has the Right to Terminate under § 24.1., upon Seller's receipt of Buyer's written Notice to Terminate, notwithstanding any other provision of this Contract, based on Buyer's test results that indicate the Property has been contaminated with methamphetamine, but has not been remediated to meet the standards established by rules of the State Board of Health promulgated pursuant to § 25-18.5-102, C.R.S. Buyer must promptly give written notice to Seller of the results of the test.

11. TENANT ESTOPPEL STATEMENTS. [Intentionally Deleted]

Closing Provisions

12. CLOSING DOCUMENTS, INSTRUCTIONS AND CLOSING.

12.1. Closing Documents and Closing Information. Seller and Buyer will cooperate with the Closing Company to enable the Closing Company to prepare and deliver documents required for Closing to Buyer and Seller and their designees. If Buyer is obtaining a loan to purchase the Property, Buyer acknowledges Buyer's lender is required to provide the Closing Company, in a timely manner, all required loan documents and

financial information concerning Buyer's loan. Buyer and Seller will furnish any additional information and documents required by Closing Company that will be necessary to complete this transaction. Buyer and Seller will sign and complete all customary or reasonably required documents at or before Closing.

12.2. Closing Instructions. Colorado Real Estate Commission's Closing Instructions ☐ **Are** ☒ **Are Not** executed with this Contract.

12.3. Closing. Delivery of deed from Seller to Buyer will be at closing (Closing). Closing will be on the date specified as the **Closing Date** or by mutual agreement at an earlier date. At Closing, Seller agrees to deliver a set of keys for the Property to Buyer. The hour and place of Closing will be as designated by ***buyer and seller***.

12.4. Disclosure of Settlement Costs. Buyer and Seller acknowledge that costs, quality and extent of service vary between different settlement service providers (e.g., attorneys, lenders, inspectors and title companies).

12.5. Assignment of Leases. Seller must assign to Buyer all Leases at Closing that will continue after Closing and Buyer must assume Seller's obligations under such Leases. Further, Seller must transfer to Buyer all Leased Items and assign to Buyer such leases for the Leased Items accepted by Buyer pursuant to § 2.5.7. (Leased Items).

13. TRANSFER OF TITLE. Subject to Buyer's compliance with the terms and provisions of this Contract, including the tender of any payment due at Closing, Seller must execute and deliver the following good and sufficient deed to Buyer, at Closing: ☐ special warranty deed ☒ general warranty deed ☐ bargain and sale deed ☐ quit claim deed ☐ personal representative's deed ☐ deed. Seller, provided another deed is not selected, must execute and deliver a good and sufficient special warranty deed to Buyer, at Closing.

Unless otherwise specified in § 29 (Additional Provisions), if title will be conveyed using a special warranty deed or a general warranty deed, title will be conveyed "subject to statutory exceptions" as defined in §38-30-113(5)(a), C.R.S.

14. PAYMENT OF LIENS AND ENCUMBRANCES. Unless agreed to by Buyer in writing, any amounts owed on any liens or encumbrances securing a monetary sum against the Property and Inclusions, including any governmental liens for special improvements installed as of the date of Buyer's signature hereon, whether assessed or not, and previous years' taxes, will be paid at or before Closing by Seller from the proceeds of this transaction or from any other source.

15. CLOSING COSTS, FEES, ASSOCIATION STATUS LETTER AND DISBURSEMENTS, TAXES AND WITHHOLDING.

15.1. Closing Costs. Buyer and Seller must pay, in Good Funds, their respective closing costs and all other items required to be paid at Closing, except as otherwise provided herein. However, if Buyer's loan specified in §4.5.3. (Loan Limitations) prohibits Buyer from paying for any of the fees contained in this Section, the fees will be paid for by Seller.

15.2. Closing Services Fee. The fee for real estate closing services must be paid at Closing by ☐ **Buyer** ☐ **Seller** ☒ **One-Half by Buyer and One-Half by Seller** ☐ **Other** .

15.3. Association Fees and Required Disbursements. At least fourteen days prior to **Closing Date**, Seller agrees to promptly request that the Closing Company or the Association deliver to Buyer a current Status Letter, if applicable. Any fees associated with or specified in the Status Letter will be paid as follows:

15.3.1. Status Letter Fee. Any fee incident to the issuance of Association's Status Letter must be paid by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **N/A.**

15.3.2. Record Change Fee. Any Record Change Fee must be paid by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **N/A.**

15.3.3. Assessments, Reserves or Working Capital. All assessments required to be paid in advance (other than Association Assessments as defined in § 16.2. (Association Assessments), reserves or working capital due at Closing must be paid by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **N/A.**

15.3.4. Other Fees. Any other fee listed in the Status Letter as required to be paid at Closing will be paid by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **N/A.**

15.4. Local Transfer Tax. Any Local Transfer Tax must be paid at Closing by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **N/A.**

15.5. Sales and Use Tax. Any sales and use tax that may accrue because of this transaction must be paid when due by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **N/A.**

15.6. Private Transfer Fee. Any private transfer fees and other fees due to a transfer of the Property, payable at Closing, such as community association fees, developer fees and foundation fees, must be paid at Closing by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **N/A.**

15.7. Water Transfer Fees. Water Transfer Fees can change. The fees, as of the date of this Contract, do not exceed $ for:

☐ Water Stock/Certificates ☒ Water District

☐ Augmentation Membership ☐ Small Domestic Water Company ☐

and must be paid at Closing by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **N/A.**

15.8. Utility Transfer Fees. Utility transfer fees can change. Any fees to transfer utilities from Seller to Buyer must be paid by ☐ **Buyer** ☒ **Seller** ☐ **One-Half by Buyer and One-Half by Seller** ☐ **N/A.**

15.9. FIRPTA and Colorado Withholding.

15.9.1. FIRPTA. The Internal Revenue Service (IRS) may require a substantial portion of the Seller's proceeds be withheld after Closing when Seller is a foreign person. If required withholding does not occur, the Buyer could be held liable for the amount of the Seller's tax, interest and penalties. If the box in this Section is checked, Seller represents that Seller ☐ **IS** a foreign person for purposes of U.S. income taxation. If the box in this Section is not checked, Seller represents that Seller is not a foreign person for purposes of U.S. income taxation. Seller agrees to cooperate with Buyer and Closing Company to provide any reasonably requested documents to verify Seller's foreign person status. If withholding is required, Seller authorizes Closing Company to withhold such amount from Seller's proceeds. Seller should inquire with Seller's tax advisor to determine if withholding applies or if an exemption exists.

15.9.2. Colorado Withholding. The Colorado Department of Revenue may require a portion of the Seller's proceeds be withheld after Closing when Seller will not be a Colorado resident after Closing, if not otherwise exempt. Seller agrees to cooperate with Buyer and Closing Company to provide any reasonably requested documents to verify Seller's status. If withholding is required, Seller authorizes Closing Company to withhold such amount from Seller's proceeds. Seller should inquire with Seller's tax advisor to determine if withholding applies or if an exemption exists.

16. PRORATIONS AND ASSOCIATION ASSESSMENTS.

16.1. Prorations. The following will be prorated to the **Closing Date**, except as otherwise provided:

16.1.1. Taxes. Personal property taxes, if any, special taxing district assessments, if any, and general real estate taxes for the year of Closing, based on

☐ **Taxes for the Calendar Year Immediately Preceding Closing**

☒ **Most Recent Mill Levy and Most Recent Assessed Valuation,** adjusted by any applicable qualifying seniors property tax exemption, qualifying disabled veteran exemption or ☐ **Other**

16.1.2. Rents. Rents based on ☐ **Rents Actually Received** ☐ **Accrued.** At Closing, Seller will transfer or credit to Buyer the security deposits for all Leases assigned to Buyer, or any remainder after lawful deductions, and notify all tenants in writing of such transfer and of the transferee's name and address.

16.1.3. Other Prorations. Water and sewer charges, propane, interest on continuing loan and

16.1.4. Final Settlement. Unless otherwise specified in Additional Provisions, these prorations are final.

16.2. Association Assessments. Current regular Association assessments and dues (Association Assessments) paid in advance will be credited to Seller at Closing. Cash reserves held out of the regular Association Assessments for deferred maintenance by the Association will not be credited to Seller except as may be otherwise provided by the Governing Documents. Buyer acknowledges that Buyer may be obligated to pay the Association, at Closing, an amount for reserves or working capital. Any special assessment assessed prior to **Closing Date** by the Association will be the obligation of ☐ **Buyer** ☒ **Seller.** Except however, any special assessment by the Association for improvements that have been installed as of the date of Buyer's signature hereon, whether assessed prior to or after Closing, will be the obligation of Seller unless otherwise specified in Additional Provisions. Seller represents there are no unpaid regular or special assessments against the Property except the current regular assessments and

Association Assessments are subject to change as provided in the Governing Documents.

17. POSSESSION. Possession of the Property and Inclusions will be delivered to Buyer on **Possession Date** at **Possession Time**, subject to the Leases as set forth in § 10.6.1.1. and, if applicable, any Post-Closing Occupancy Agreement.

If Seller, after Closing occurs, fails to deliver possession as specified, Seller will be subject to eviction and will be additionally liable to Buyer, notwithstanding § 20.2. (If Seller is in Default), for payment of $ ***500*** per day (or any part of a day notwithstanding § 3.3., Day) from **Possession Date** and **Possession Time** until possession is delivered.

Buyer represents that Buyer will occupy the Property as Buyer's principal residence unless the following box is checked, then Buyer ☒ **Does Not** represent that Buyer will occupy the Property as Buyer's principal residence.

☒ If the box is checked, Buyer and Seller agree to execute a Post-Closing Occupancy Agreement.

General Provisions

18. CAUSES OF LOSS, INSURANCE; DAMAGE TO INCLUSIONS AND SERVICES; CONDEMNATION; AND WALK-THROUGH. Except as otherwise provided in this Contract, the Property, Inclusions or both will be delivered in the condition existing as of the date of this Contract, ordinary wear and tear excepted.

18.1. Causes of Loss, Insurance. In the event the Property or Inclusions are damaged by fire, other perils or causes of loss prior to Closing (Property Damage) in an amount of not more than ten percent of the total Purchase Price and if the repair of the damage will be paid by insurance (other than the deductible to be paid by Seller), then Seller, upon receipt of the insurance proceeds, will use Seller's reasonable efforts to repair the Property before **Closing Date**. Buyer has the Right to Terminate under § 24.1., on or before **Closing Date**, if the Property is not repaired before **Closing Date**, or if the damage exceeds such sum. Should Buyer elect to carry out this Contract despite such Property Damage, Buyer is entitled to a credit at Closing for all insurance proceeds that were received by Seller (but not the Association, if any) resulting from damage to the Property and Inclusions, plus the amount of any deductible provided for in the insurance policy. This credit may not exceed the Purchase Price. In the event Seller has not received the insurance proceeds prior to Closing, the parties may agree to extend the **Closing Date** to have the Property repaired prior to Closing or, at the option of Buyer, (1) Seller must assign to Buyer the right to the proceeds at Closing, if acceptable to Seller's insurance company and Buyer's lender; or (2) the parties may enter into a written agreement prepared by the parties or their attorney requiring the Seller to escrow at Closing from Seller's sale proceeds the amount Seller has received and will receive due to such damage, not exceeding the total Purchase Price, plus the amount of any deductible that applies to the insurance claim.

18.2. Damage, Inclusions and Services. Should any Inclusion or service (including utilities and communication services), system, component or fixture of the Property (collectively Service) (e.g., heating or plumbing), fail or be damaged between the date of this Contract and Closing or possession, whichever is earlier, then Seller is liable for the repair or replacement of such Inclusion or Service with a unit of similar size, age and quality, or an equivalent credit, but only to the extent that the maintenance or replacement of such Inclusion or Service is not the responsibility of the Association, if any, less any insurance proceeds received by Buyer covering such repair or replacement. If the failed or damaged Inclusion or Service is not repaired or replaced on or before Closing or possession, whichever is earlier, Buyer has the Right to Terminate under § 24.1., on or before **Closing Date**, or, at the option of Buyer, Buyer is entitled to a credit at Closing for the repair or replacement of such Inclusion or Service. Such credit must not exceed the Purchase Price. If Buyer receives such a credit, Seller's right for any claim against the Association, if any, will survive Closing.

18.3. Condemnation. In the event Seller receives actual notice prior to Closing that a pending condemnation action may result in a taking of all or part of the Property or Inclusions, Seller must promptly notify Buyer, in writing, of such condemnation action. Buyer has the Right to Terminate under § 24.1., on or before **Closing Date**, based on such condemnation action, in Buyer's sole subjective discretion. Should Buyer elect to consummate this Contract despite such diminution of value to the Property and Inclusions, Buyer is entitled to a credit at Closing for all condemnation proceeds awarded to Seller for the diminution in the value of the Property or Inclusions, but such credit will not include relocation benefits or expenses or exceed the Purchase Price.

18.4. Walk-Through and Verification of Condition. Buyer, upon reasonable notice, has the right to walk through the Property prior to Closing to verify that the physical condition of the Property and Inclusions complies with this Contract.

18.5. Home Warranty. Seller and Buyer are aware of the existence of pre-owned home warranty programs that may be purchased and may cover the repair or replacement of such Inclusions.

19. RECOMMENDATION OF LEGAL AND TAX COUNSEL. By signing this Contract, Buyer and Seller acknowledge that their respective broker has advised that this Contract has important legal consequences and has recommended: (1) legal examination of title; (2) consultation with legal and tax or other counsel before signing this Contract as this Contract may have important legal and tax implications; (3) to consult with their own attorney if Water Rights, Mineral Rights or Leased Items are included or excluded in the sale; and (4) to consult with legal counsel if there are other matters in this transaction for which legal counsel should be engaged and consulted. Such consultations must be done timely as this Contract has strict time limits, including deadlines, that must be complied with.

20. TIME OF ESSENCE, DEFAULT AND REMEDIES. Time is of the essence for all dates and deadlines in this Contract. This means that all dates and deadlines are strict and absolute. If any payment due, including Earnest Money, is not paid, honored or tendered when due, or if any obligation is not performed timely as provided in this Contract or waived, the non-defaulting party has the following remedies:

20.1. If Buyer is in Default:

☐ **20.1.1. Specific Performance.** Seller may elect to cancel this Contract and all Earnest Money (whether or not paid by Buyer) will be paid to Seller and retained by Seller. It is agreed that the Earnest Money is not a penalty, and the Parties agree the amount is fair and reasonable. Seller may recover such additional damages as may be proper. Alternatively, Seller may elect to treat this Contract as being in full force and effect and Seller has the right to specific performance or damages, or both.

20.1.2. Liquidated Damages, Applicable. This § 20.1.2. applies <u>unless the box in § 20.1.1. is checked</u>. Seller may cancel this Contract. All Earnest Money (whether or not paid by Buyer) will be paid to Seller and retained by Seller. It is agreed that the Earnest Money amount specified in § 4.1. is LIQUIDATED DAMAGES and not a penalty, which amount the parties agree is fair and reasonable and (except as provided in §§ 10.4. and 21), such amount is SELLER'S ONLY REMEDY for Buyer's failure to perform the obligations of this Contract. Seller expressly waives the remedies of specific performance and additional damages.

20.2. If Seller is in Default:

20.2.1. Specific Performance, Damages or Both. Buyer may elect to treat this Contract as canceled, in which case all Earnest Money received hereunder will be returned to Buyer and Buyer may recover such damages as may be proper. Alternatively, in addition to the per diem in § 17 (Possession) for failure of Seller to timely deliver possession of the Property after Closing occurs, Buyer may elect to treat this Contract as being in full force and effect and Buyer has the right to specific performance or damages, or both.

20.2.2. Seller's Failure to Perform. In the event Seller fails to perform Seller's obligations under this Contract, to include, but not limited to, failure to timely disclose Association violations known by Seller, failure to perform any replacements or repairs required under this Contract or failure to timely disclose any known adverse material facts, Seller remains liable for any such failures to perform under this Contract after Closing. Buyer's rights to pursue the Seller for Seller's failure to perform under this Contract are reserved and survive Closing.

21. LEGAL FEES, COST AND EXPENSES. Anything to the contrary herein notwithstanding, in the event of any arbitration or litigation relating to this Contract, prior to or after **Closing Date**, the arbitrator or court must award to the prevailing party all reasonable costs and expenses, including attorney fees, legal fees and expenses.

22. MEDIATION. If a dispute arises relating to this Contract (whether prior to or after Closing) and is not resolved, the parties must first proceed, in good faith, to mediation. Mediation is a process in which the parties meet with an impartial person who helps to resolve the dispute informally and confidentially. Mediators cannot impose binding decisions. Before any mediated settlement is binding, the parties to the dispute must agree to the settlement, in writing. The parties will jointly appoint an acceptable mediator and will share equally in the cost of such mediation. The obligation to mediate, unless otherwise agreed, will terminate if the entire dispute

is not resolved within thirty days of the date written notice requesting mediation is delivered by one party to the other at that party's last known address (physical or electronic as provided in § 26). Nothing in this Section prohibits either party from filing a lawsuit and recording a *lis pendens* affecting the Property, before or after the date of written notice requesting mediation. This Section will not alter any date in this Contract, unless otherwise agreed.

23. EARNEST MONEY DISPUTE. Except as otherwise provided herein, Earnest Money Holder must release the Earnest Money following receipt of written mutual instructions, signed by both Buyer and Seller. In the event of any controversy regarding the Earnest Money, Earnest Money Holder is not required to release the Earnest Money. Earnest Money Holder, in its sole subjective discretion, has several options: (1) wait for any proceeding between Buyer and Seller; (2) interplead all parties and deposit Earnest Money into a court of competent jurisdiction (Earnest Money Holder is entitled to recover court costs and reasonable attorney and legal fees incurred with such action); or (3) provide notice to Buyer and Seller that unless Earnest Money Holder receives a copy of the Summons and Complaint or Claim (between Buyer and Seller) containing the case number of the lawsuit (Lawsuit) within one hundred twenty days of Earnest Money Holder's notice to the parties, Earnest Money Holder is authorized to return the Earnest Money to Buyer. In the event Earnest Money Holder does receive a copy of the Lawsuit and has not interpled the monies at the time of any Order, Earnest Money Holder must disburse the Earnest Money pursuant to the Order of the Court. The parties reaffirm the obligation of § 22 (Mediation). This Section will survive cancellation or termination of this Contract.

24. TERMINATION.

24.1. Right to Terminate. If a party has a right to terminate, as provided in this Contract (Right to Terminate), the termination is effective upon the other party's receipt of a written notice to terminate (Notice to Terminate), provided such written notice was received on or before the applicable deadline specified in this Contract. If the Notice to Terminate is not received on or before the specified deadline, the party with the Right to Terminate accepts the specified matter, document or condition as satisfactory and waives the Right to Terminate under such provision.

24.2. Effect of Termination. In the event this Contract is terminated, and all Earnest Money received hereunder is timely returned to Buyer, the parties are relieved of all obligations hereunder, subject to §§ 10.4. and 21.

25. ENTIRE AGREEMENT, MODIFICATION, SURVIVAL; SUCCESSORS. This Contract, its exhibits and specified addenda, constitute the entire agreement between the parties relating to the subject hereof and any prior agreements pertaining thereto, whether oral or written, have been merged and integrated into this Contract. No subsequent modification of any of the terms of this Contract is valid, binding upon the parties, or enforceable unless made in writing and signed by the parties. Any right or obligation in this Contract that, by its terms, exists or is intended to be performed after termination or Closing survives the same. Any successor to a party receives the predecessor's benefits and obligations of this Contract.

26. NOTICE, DELIVERY AND CHOICE OF LAW.

26.1. Physical Delivery and Notice. Any document or notice to Buyer or Seller must be in writing, except as provided in § 26.2. and is effective when physically received by such party, any individual named in this Contract to receive documents or notices for such party, Broker, or Brokerage Firm of Broker working with such party (except any notice or delivery after Closing must be received by the party, not Broker or Brokerage Firm).

26.2. Electronic Notice. As an alternative to physical delivery, any notice may be delivered in electronic form to Buyer or Seller, any individual named in this Contract to receive documents or notices for such party, Broker or Brokerage Firm of Broker working with such party (except any notice or delivery after Closing, cancellation or Termination must be received by the party, not Broker or Brokerage Firm) at the electronic address of the recipient by facsimile, email or .

26.3. Electronic Delivery. Electronic Delivery of documents and notice may be delivered by: (1) email at the email address of the recipient, (2) a link or access to a website or server provided the recipient receives the information necessary to access the documents, or (3) facsimile at the facsimile number (Fax No.) of the recipient.

26.4. Choice of Law. This Contract and all disputes arising hereunder are governed by and construed in accordance with the laws of the State of Colorado that would be applicable to Colorado residents who sign a contract in Colorado for real property located in Colorado.

27. NOTICE OF ACCEPTANCE, COUNTERPARTS. This proposal will expire unless accepted in writing, by Buyer and Seller, as evidenced by their signatures below and the offering party receives notice of such acceptance pursuant to § 26 on or before **Acceptance Deadline Date** and **Acceptance Deadline Time**. If accepted, this document will become a contract between Seller and Buyer. A copy of this Contract may be executed by each party, separately and when each party has executed a copy thereof, such copies taken together are deemed to be a full and complete contract between the parties.

28. GOOD FAITH. Buyer and Seller acknowledge that each party has an obligation to act in good faith including, but not limited to, exercising the rights and obligations set forth in the provisions of **Financing Conditions and Obligations**; **Title Insurance, Record Title and Off-Record Title**; **New ILC, New Survey**; and **Property Disclosure, Inspection, Indemnity, Insurability Due Diligence and Source of Water**.

ADDITIONAL PROVISIONS AND ATTACHMENTS

29. ADDITIONAL PROVISIONS. (The following additional provisions have not been approved by the Colorado Real Estate Commission.)

1. Buyer and Seller agree to use Blueprint Title CO for Title Insurance Purposes.

2. Seller acknowledges that Buyer has the ability to reassign this contract prior to closing.

30. OTHER DOCUMENTS.

30.1. Documents Part of Contract. The following documents **are a part** of this Contract:

30.1.1. Post-Closing Occupancy Agreement. If the Post-Closing Occupancy Agreement box is checked in § 17 the Post-Closing Occupancy Agreement is a part of this Contract.

30.2. Documents Not Part of Contract. The following documents have been provided but are **not** a part of this Contract:

Signatures

[redacted] Date: *4/29/2022*

Buyer: *Arrived Holdings, Inc.*

By: [redacted]*, VP of Investments*

[NOTE: If this offer is being countered or rejected, do not sign this document.]

[redacted] Date: *4/29/2022*

Seller: [redacted]

[redacted] Date: *4/29/2022*

Seller: [redacted]

END OF CONTRACT TO BUY AND SELL REAL ESTATE

BROKER'S ACKNOWLEDGMENTS AND COMPENSATION DISCLOSURE.

A. Broker Working With Buyer

Broker ☐ **Does** ☒ **Does Not** acknowledge receipt of Earnest Money deposit. Broker agrees that if Brokerage Firm is the Earnest Money Holder and, except as provided in § 23, if the Earnest Money has not already been returned following receipt of a Notice to Terminate or other written notice of termination, Earnest Money Holder will release the Earnest Money as directed by the written mutual instructions. Such release of Earnest Money will be made within five days of Earnest Money Holder's receipt of the executed written mutual instructions, provided the Earnest Money check has cleared.

Broker is working with Buyer as a ☒ **Buyer's Agent** ☐ **Transaction-Broker** in this transaction.

☐ **Customer.** Broker has no brokerage relationship with Buyer. See § B for Broker's brokerage relationship with Seller.

Brokerage Firm's compensation or commission is to be paid by ☒ **Listing Brokerage Firm** ☐ **Buyer** ☐ **Other** .

This Broker's Acknowledgements and Compensation Disclosure is for disclosure purposes only and does NOT create any claim for compensation. Any compensation agreement between the brokerage firms must be entered into separately and apart from this provision.

Brokerage Firm's Name: [redacted]
Brokerage Firm's License #: [redacted]

Date: *4/29/2022*

Broker's Name: [redacted]
Broker's License #: [redacted]
Address: [redacted]

Ph [redacted] Fax: Email Address [redacted]

B. Broker Working with Seller

Broker ☐ **Does** ☒ **Does Not** acknowledge receipt of Earnest Money deposit. Broker agrees that if Brokerage Firm is the Earnest Money Holder and, except as provided in § 23, if the Earnest Money has not already been returned following receipt of a Notice to Terminate or other written notice of termination, Earnest Money Holder will release the Earnest Money as directed by the written mutual instructions. Such release of Earnest Money will be made within five days of Earnest Money Holder's receipt of the executed written mutual instructions, provided the Earnest Money check has cleared.

Broker is working with Seller as a ☒ **Seller's Agent** ☐ **Transaction-Broker** in this transaction.

☐ **Customer.** Broker has no brokerage relationship with Seller. See § A for Broker's brokerage relationship with Buyer.

Brokerage Firm's compensation or commission is to be paid by ☒ **Seller** ☐ **Buyer** ☐ **Other** .

This Broker's Acknowledgements and Compensation Disclosure is for disclosure purposes only and does NOT create any claim for compensation. Any compensation agreement between the brokerage firms must be entered into separately and apart from this provision.

Brokerage Firm's Name: [redacted]

Brokerage Firm's License #: [redacted]

[redacted] Date: 4/29/2022

Broker's Name: [redacted]

Broker's License #: [redacted]

Address: [redacted]

Ph: Fax: Email Address [redacted]

CBS1-6-21. CONTRACT TO BUY AND SELL REAL ESTATE (RESIDENTIAL)